LAW OFFICE OF MICHAEL M. KESSLER, P.C.


May 3, 2006

Mr. James Shepard
President/Director
Typhoon Tunes, Inc.
Suite 306-1917 West 4th Avenue
Vancouver BC, V6J 1M7

RE: Amended Opinion of Counsel for Registration Statement on
Form SB-2 Under the Securities Act of 1933 (the "Registration
Statement") of Typhoon Tunes, Inc., a Nevada corporation.


Dear Mr. Shepard:

The Law Office of Michael M. Kessler, P.C, (the "Firm"). has acted as special counsel for Typhoon Tunes, Inc. a Nevada corporation (the "Company") for the limited purpose of rendering this opinion in connection with the registration (pursuant to the Registration Statement) of 20,000,000 shares (the "Shares") of the common stock, par value $0.001 per share, of the Company, which are the underlying shares for the offering of 10,000,000 Units, with each Unit being comprised of one share of the Company's common stock and a Warrant to purchase an additional one share of common stock of the Company for a period of two (2) years from the date of the offering.

In the Firm's capacity as special counsel to the Company, the Firm has examined originals, or copies certified or otherwise identified to its satisfaction, of the following documents:

      1.   Certificate of Incorporation of the Company, as amended
           (if any) to date;
      2.   Bylaws of the Company, as amended (if any) to date;
      3. The records of corporate proceedings relating to the issuance of the Shares and authorizing the offering.
      4. Such other instruments and documents, if any, as I have believed necessary for the purpose of rendering the following opinion.
      5. A copy of the proposed Warrant Agreement attached to the Company's Amended SB-2 registration statement and identified as Exhibit 99.2 which the Company states will be issued in the proposed transaction.

                   3436 American River Drive, Suite 11
                      Sacramento, California 95864
                E-Mail Address: mkessler@mkesslerlaw.net
                      Telephone: (916) 239-4000
                      Facsimile: (916) 239-4008

In such examinations, the Firm has assumed the authenticity and completeness of all documents, certificates and records submitted to me as originals, the conformity to the original instruments of all documents, certificates and records submitted to me as copies, and the authenticity and completeness of the originals of such instruments. As to certain matters of fact relating to this opinion, the Firm has relied on the accuracy and truthfulness of certificates of officers of the Company and on certificates of public officials, and has made such investigations of law as the believes to have been necessary and relevant.

The Firm does not express any opinion as to the laws of any other jurisdiction other than the General Corporation Law of the State of Nevada (the "NVCL"), all applicable provisions of the State of Nevada Constitution and all reported judicial decisions interpreting those laws, as well as U.S. federal securities law. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any other state or any foreign jurisdiction. This opinion is limited to the laws, including the rules and regulations thereunder, as in effect on the date hereof. Based on the following the Firm is of the following opinion:

1. The Company is a duly and legally organized and existing Nevada State Corporation, with its registered Nevada office located in Carson City, Nevada and its principal place of business located at Suite 306-1917
West 4th Avenue Vancouver BC, V6J 1M7. The Articles of Incorporation and corporate registration fees were submitted to the Nevada Secretary of State's office and filed with the office on August 30, 2005. The Company's existence and form is valid and legal pursuant to the representation above and the Firm's personal review of the records made available to it and inquiry with the Secretary of State of Nevada through its web site.

2. The Company has one class of Common Stock at this time. Neither the Articles of Incorporation, the Bylaws, nor any amendments thereto, nor subsequent resolutions change the non-assessable characteristics of the Company's common shares of stock. The Common Stock previously issued by the Company is in legal form and in compliance with the laws of the State of Nevada, and when such stock was issued it was fully paid for and non-assessable. The common stock to be sold under this Form SB-2 Registration Statement is also legal under the laws of the State of Nevada.

3. To the Firm's knowledge, the Company is not a party to any legal proceedings nor are there any judgments against the Company, nor are there any actions or suits filed or threatened against it or its officers and directors, in their capacities as such, other than as set forth in the registration statement. The Firm knows of no disputes involving the Company and the Company has no claim, actions or inquires from any federal, state or other government agency, other than as set forth in the registration statement. The Firm knows of no claims against the Company or any reputed claims against it at this time, other than as set forth in the registration statement.

                    3436 American River Drive, Suite 11
                      Sacramento, California 95864
                E-Mail Address: mkessler@mkesslerlaw.net
                      Telephone: (916) 239-4000
                      Facsimile: (916) 239-4008

4. The Company's outstanding shares are all common shares. There is no liquidation preference right held by the present Shareholder upon voluntary or involuntary liquidation of the Company.

5. By directors' resolution, the Company has authorized the issuance of 20,000,000 shares of common stock for this offering. The Company's Articles of Incorporation presently set the authorized capital stock of the Company at 75,000,000 shares designated as Common Stock, with a $0.001 par value.

6. By Director's Resolution the Company has approved and authorized the Warrant Agreement identified as Exhibit 99.2 in the Company's SB-2 Registration and upon the Registration Statement being declared effective by the Securities and Exchange Commission the Warrants will be valid and binding legal obligations of the Company.

Based upon the foregoing, we are of the opinion that the shares being offered for sale and issuable by the Company pursuant to this Registration Statement will be duly authorized and validly issued, fully paid and non-assessable when issued as contemplated by the registration statement. Additionally, the firm is of the opinion that the shares underlying the warrants offered by the registrant will be duly authorized and validly issued and that upon notification of intent to exercise and submission of the warrant exercise price by the warrant holder that these shares will also be fully paid and non-assessable as contemplated by the registration statement

We do hereby consent to the use of this opinion as an exhibit to the Form SB-2 Registration Statement and to the references to this firm in the registration statement. In giving this consent, we do not hereby admit that we were acting within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder.

Yours truly,
/s/ Michael M. Kessler
Law Office of Michael M. Kessler, P.C.
By: Michael M. Kessler, Esq


                  3436 American River Drive, Suite 11
                      Sacramento, California 95864
                E-Mail Address: mkessler@mkesslerlaw.net
                      Telephone: (916) 239-4000
                      Facsimile: (916) 239-4008